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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 16, 1998 (except Note 19, as to which the date is February 10, 1998), with respect to the consolidated financial statements and schedule of Cooperative Computing Holding Company, Inc. and our report dated January 16, 1998, with respect to the consolidated financial statements of Triad Systems Corporation, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-49389) and related Prospectus of Cooperative Computing, Inc. for the registration of $100 million of 9% Senior Subordinated Notes due 2008.





                                                /s/ ERNST & YOUNG LLP


Austin, Texas

August 4, 1998